Contacts:
Stacy A. Kruse
Chief Financial Officer and Treasurer
Wilsons The Leather Experts Inc.
(763) 391-4000
For Immediate Release
Wilsons The Leather Experts Inc. Announces
First Quarter 2007 Operating Results
     MINNEAPOLIS — (BUSINESS WIRE) — May 22, 2007 — Wilsons The Leather Experts Inc. (NASDAQ: WLSN) today announced results for the quarter ended May 5, 2007. Net sales decreased 22.9% to $57.6 million compared to $74.7 million for the same period last year.
     Comparable store sales for the first quarter ended May 5, 2007 decreased 20.8% compared to a decrease of 10.8% in the same period last year.
     Wilsons Leather reported a net loss for the 2007 first quarter of $21.3 million, or $0.54 per basic and diluted share. This compares to a net loss for the 2006 first quarter of $6.5 million, or $0.17 per basic and diluted share.
     Michael Searles, Chairman and Chief Executive Officer, commented, “Our results for the quarter are where we expected them to be, however, not where we would like them to be. It is clear from our transaction volume, which is down significantly to last year, the “price only customer” has opted out. While we do not have the technology to measure conversion rates in all stores, we do know that the customers who are coming in to most stores are spending more than they did last year. Dollars per transaction are up 16.0% year-over-year. We just do not have enough new customers to offset the ones who have left us. It is clear that attracting new customers needs to be our key focus as we move into fall.”
About Wilsons Leather
Wilsons Leather is the leading specialty retailer of leather outerwear, accessories and apparel in the United States. As of May 5, 2007, Wilsons Leather operated 414 stores located in 45 states, including 284 mall stores, 116 outlet stores and 14 airport stores.

Wilsons Leather
7401 Boone Avenue North
Brooklyn Park, Minnesota 55428
763.391.4000
www.wilsonsleather.com
Except for historical information, matters discussed in this press release are forward-looking statements that involve risks and uncertainties, and actual results may be materially different. Such statements are based on information available to management as of the time of such statements and include statements related to future comparable store sales results, business strategies, changes to merchandise mix, and future sales results. Factors that could cause actual results to differ include: risks associated with strengthening our existing store base and brand strategy development; continued declines in comparable store sales; the potential need for funding in addition to our cash flow from operations and existing credit facilities; dependence on our key supplier to implement our designer label outerwear merchandise strategy; changes in customer shopping patterns; risks associated with the development of our wholesale business; the potential for additional impairment losses if our operating performance does not improve; competition in our markets; uncertainty in general economic conditions; unseasonably warm weather; our inability to effectively respond to changes in fashion trends and consumer demands; decreased availability and increased cost of leather; risks associated with foreign sourcing and international business; seasonality of our business; our inability to renew existing license agreements and/or enter into new licensing agreements; the public sale into the market of common stock issued pursuant to options granted under our employee benefit plans or shares issued in our 2004 equity financing or issuable upon exercise of warrants delivered in connection with our 2004 equity financing; risks associated with estimates made by management based on our critical accounting policies; changes to financial accounting standards that may affect our results of operations; loss of key members of our senior management team; concentration of our common stock; volatility of the market price of our common stock; reliance on third parties for upgrading and maintaining our management information systems; war, acts of terrorism or the threat of either; and interruption in the operation of our corporate offices and distribution centers. The information included in this press release is operative as of this date only. Wilsons Leather does not undertake any obligation to update its forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. In order to ensure that all investors continue to have equal access to the same information, Wilsons Leather will refrain from updating forward-looking statements made in this press release unless it does so through means designed to provide broad distribution of the information to the public.
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Wilsons Leather
7401 Boone Avenue North
Brooklyn Park, Minnesota 55428
763.391.4000
www.wilsonsleather.com

WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	May 5,	February 3,	April 29,
ASSETS	2007	2007(1)	2006(2)
	(Unaudited)		(Unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$9,469	$19,909	$49,479
Accounts receivable, net	2,344	3,132	2,766
Inventories	62,463	74,897	69,552
Prepaid expenses	6,169	7,267	5,557
Income taxes receivable	590	—	—

TOTAL CURRENT ASSETS	81,035	105,205	127,354

Property and equipment, net	38,249	38,890	41,046
Other assets, net	1,180	1,250	1,419

TOTAL ASSETS	$120,464	$145,345	$169,819

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$12,361	$14,337	$10,889
Accrued expenses	12,423	14,534	15,368
Income taxes payable	—	921	2,810
Deferred income taxes	220	220	53

TOTAL CURRENT LIABILITIES	25,004	30,012	29,120

Long-term debt	20,000	20,000	20,000
Income taxes payable	1,451	—	—
Other long-term liabilities	16,418	16,832	17,505
Total shareholders’ equity	57,591	78,501	103,194

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$120,464	$145,345	$169,819

(1)   Derived from audited consolidated financial statements.
(2)   The April 29, 2006 balance sheet has been revised to reflect the cumulative adjustment to fiscal 2006 beginning retained earnings the Company recorded pursuant to SEC Staff Accounting Bulletin No. 108. These adjustments related to accounting for prepaid rent and accrued professional service fees.
Note: The Company’s inventories are determined by the retail method on the last-in, first-out (“LIFO”) basis. The difference in inventories between the LIFO method and the first-in, first-out method was not material as of May 5, 2007, February 3, 2007 or April 29, 2006.

WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	For the three months ended
	May 5,	April 29,
	2007	2006

NET SALES	$57,595	$74,680
COST OF GOODS SOLD, BUYING AND OCCUPANCY COSTS	51,145	54,950

Gross margin	6,450	19,730

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	24,518	25,580
DEPRECIATION AND AMORTIZATION	2,839	3,172

Operating loss	(20,907)	(9,022)
INTEREST EXPENSE, net	431	242

Loss before income taxes	(21,338)	(9,264)
INCOME TAX BENEFIT	(73)	(2,764)

Net loss	$(21,265)	$(6,500)

BASIC AND DILUTED LOSS PER SHARE:
Basic and diluted loss per share	$(0.54)	$(0.17)

Weighted average shares outstanding — basic and diluted	39,212	39,105